Exhibit 99.1

Remarks by Michael E. Szymanczyk, Altria’s Chairman and Chief Executive Officer, and

Dave Beran, Altria’s Executive Vice President and Chief Financial Officer

2010 Consumer Analyst Group of New York (CAGNY) Conference

Boca Raton, FL

February 18, 2010

Remarks by Mr. Fleet

Good morning and thank you for joining us for today’s presentation.

Our remarks today contain projections of future results. I direct your attention to the Forward-Looking and Cautionary Statement section at the end of today’s press release for a review of the various factors that could cause actual results to differ from projections. Altria Group, Inc. (Altria) reports its financial results in accordance with generally accepted accounting principles. Today’s presentation may contain various operating results on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations are available on our website, www.altria.com and at the end of this presentation.

Now, it gives me great pleasure to introduce Mike Szymanczyk, Chairman and Chief Executive Officer of Altria Group, Inc.

Remarks by Mr. Szymanczyk

Thank you Cliff and good morning everyone. Joining me here today are Dave Beran, Altria’s Executive Vice President and Chief Financial Officer; Craig Johnson, Executive Vice President of Altria; Marty Barrington, Altria’s Executive Vice President, Chief Compliance & Administrative Officer; and Murray Garnick, Altria’s Senior Vice President of Litigation. We are pleased to be here today discussing Altria’s performance and its 2010 plan to deliver strong returns to our shareholders.

It has been almost two years since the spin-off of Philip Morris International Inc. (PMI). These years have been ones of substantial change at Altria as the company has positioned itself to take advantage of evolving adult tobacco consumer preferences in the United States. Altria successfully integrated John Middleton Co. (Middleton) and UST LLC (UST), and Altria’s tobacco operating companies have leading positions in all of the major tobacco categories with four strong brands: Marlboro, Copenhagen, Skoal and Black & Mild.

Altria’s corporate mission continues to guide the company. Altria’s mission is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. This mission is supported by our five core values of integrity, trust and respect; passion to succeed; executing with quality; driving creativity; and sharing with others.

This mission and values framework has guided the company very well in what can only be characterized as a difficult operating environment for business in general, and tobacco companies in particular.

Adult consumers remain under economic pressure, as unemployment is at an historically high level, and consumer confidence is very low. This challenging economic environment appears to be impacting the adult consumer mindset. Nearly 75% of adult consumers have a different set of priorities than several years ago, and this change has important implications for those of us who manufacture and market consumer packaged goods intended for adults.

Changing social norms, reduced access to credit and increasing government regulations are shifting adult consumer spending patterns. Nearly 60% of adult consumers say they do not plan to spend the way they have in the past, but they continue to seek lives that are enjoyable, aspirational and secure. Attracting adult tobacco consumers with this new mindset requires relevant and innovative brands that satisfy their evolving preferences and aspirations. We believe the four premium brands of Altria’s tobacco operating companies are well-positioned to do that.

Federal and state government issues also continue to be important to the tobacco business. On April 1, 2009, significant federal tobacco excise tax increases went into effect. The federal excise tax (FET) on a pack of cigarettes increased by 158% to $1.01 per pack, and there were corresponding increases on smokeless tobacco products and machine-made large cigars, of 158% and 155%, respectively.

The year-end weighted average state excise tax on cigarettes increased by 12.5% in 2009 to $1.26 per pack, as many states faced large budget deficits and a corresponding need to raise revenue. Importantly, however, twenty states that had state excise tax proposals in 2009 did not enact a tax increase. Not surprisingly, so far this year thirteen states have introduced proposals to raise their cigarette excise taxes through the end of last week, and we are actively engaged in those states.

We are pleased that there were successes last year in converting several states from ad valorem tax structures on smokeless tobacco products to a weight-based methodology. In 2009, five states and the District of Columbia converted to weight-based, resulting in 27% of smokeless industry volume now being sold in states using this tax structure. Currently 31 states use an ad valorem methodology, which results in an unfair competitive advantage for discount smokeless tobacco manufacturers and potentially less revenue for the states in comparison to a weight-based methodology.

Last year the Food and Drug Administration (FDA) assumed regulatory oversight over tobacco products. While we did not agree with every element of this law, including those we believe cross constitutional limits, we supported its enactment. Thoughtfully implemented federal regulation of tobacco products should benefit tobacco consumers in the long-term, and contribute to resolving many of the complex issues that surround cigarettes and smokeless tobacco.

The implementation of this regulatory framework will take place over many years, but there are several events of particular significance scheduled to occur in 2010.

•	In March, the FDA is expected to issue regulations regarding the sale, promotion and advertising of cigarettes and smokeless tobacco products;

•

In June, cigarette manufacturers are required to remove the descriptors of “light,” “mild” or “low” from cigarette packs and advertising, and smokeless tobacco manufacturers also must make warning notice label changes; and,

•	In August, the Tobacco Products Scientific Advisory Committee is expected to issue a report on the impact of menthol on public health.

The FDA has begun implementing this regulatory framework, and we have begun actively participating in the process established by the FDA.

Altria and its operating companies managed through the challenging business environment in 2009 by successfully executing their growth strategies:

•	First, maximizing income while maintaining share momentum on Marlboro in the cigarette category;

•	Second, quickly integrating U.S. Smokeless Tobacco Co. (USSTC) into the Altria family of companies and returning Copenhagen and Skoal to growth in-line or slightly ahead of category growth rates;

•	Third, profitably assuming share leadership in the machine-made large cigar category driven by the growth of Black & Mild; and finally

•	Growing income from Ste. Michelle Wine Estates (Ste. Michelle).

In 2009, the cigarette segment’s adjusted operating companies income increased 5.5% to $5.3 billion. Last year, Philip Morris USA’s (PM USA) strategies focused on maximizing income while managing through the external pressures of a challenging economy, the federal excise tax increase and increased competitive spending. Despite these external pressures, Marlboro maintained a strong retail share position of 41.8% for the full-year.

From 2007 to 2009, PM USA has grown its adjusted operating companies income by about $400 million to $5.3 billion, which is more than the combined profit growth of its two main domestic cigarette competitors. Over this period, PM USA has outperformed its principal cigarette competitors on several important financial metrics:

•	Per pack adjusted operating companies income margins increased by 4.0 percentage points; and as a result,

•	Cigarette profits per pack grew substantially faster than major competitors.

Marlboro’s national net price gap versus the lowest priced cigarette brand was 38% in 2009. During the last economic downturn in 2002, Marlboro’s price gap was as high as 70%. PM USA monitors this situation closely and responds to competitive pressures as appropriate, but believes that Marlboro is well positioned in the current economic environment to maintain share momentum while maximizing income.

The smokeless products segment’s 2009 adjusted operating companies income was $632 million. The UST integration went smoothly and is substantially complete. Importantly, USSTC’s smokeless products premium retail share and volume have returned to growth.

USSTC’s intention after its purchase was to stabilize the combined retail share of Copenhagen and Skoal, and then return the brands to growth during 2009 with brand-building equity programs. We are pleased that we accomplished this objective. From 2001 to 2008, Copenhagen and Skoal’s combined share had declined by an average of 3.3 share points per year. Adult consumer product goods (CPG) brands that declined for many years typically do not return to growth immediately, as it takes time for adult consumers to respond to enhanced value equations and brand-building equity programs. By the fourth quarter of 2009, as the effects of USSTC’s actions continued to build, Copenhagen and Skoal’s combined retail share displayed strong sequential performance. In fact, their combined volume in the fourth quarter of 2009 grew ahead of the smokeless category’s estimated volume growth rate, positioning the brands well going into 2010.

The cigar segment also performed well in 2009 as its adjusted operating companies income increased by 1.6% to $185 million, despite significant one-time wholesale inventory adjustments. Black & Mild’s retail share of the machine-made large cigar category continued to grow, increasing by 1.3 share points to 29.9%.

The wine segment’s reported 2009 adjusted operating companies income was $73 million. Ste. Michelle continued to perform well in a very difficult environment, growing its retail wine volume, as measured by Nielsen Total Wine Database – U.S. Food & Drug, 10% compared to an overall industry growth rate of 2%. Ste. Michelle has a long and consistent history of financial success. Over the last four years, the company has grown its profitability by a compounded annual growth rate of 17.9%, among the highest growth rates among domestic wine and spirits companies.

Overall, Altria had a very strong financial performance last year. Adjusted earnings per share increased by 6.1% and total shareholder return in 2009 was 39.1%. 2009 was the tenth straight year that Altria’s total shareholder return exceeded the S&P 500’s.

We delivered this strong financial performance in a period which saw deviations from longer-term tobacco volume trends caused by the challenging external environment.

Prior to 2009, total tobacco volumes based on poundage had declined at an estimated 1% per year. In recent years, cigarette category volume declines of about 4% per year were largely offset by smokeless category growth of about 7% per year, and machine-made large cigar category growth of about 3% per year.

In 2009 the average price of a pack of cigarettes increased by 22%, and the cigarette industry’s volume declined by an estimated 8%, in-line with historical price elasticity. The smokeless category continued to grow about 7% in 2009, with spit-free tobacco products representing an increasingly large percentage of the growth rate. Machine-made large cigar volume growth slowed in 2009 after the federal excise tax increase, resulting in a category that slightly declined for the full year.

Although there were changes in tobacco category volume trends in 2009, the estimated total tobacco manufacturers’ profit pool continued to grow:

•	First, the manufacturers’ estimated profit pool for cigarettes grew to $9.4 billion, and PM USA’s share of this profit pool was 56%;

•	Second, the smokeless category’s estimated manufacturers’ profit pool was $1.0 billion, and USSTC and PM USA’s combined share of the profits was 64%; and

•	The machine-made large cigar manufacturers’ estimated profit pool grew to about $600 million, and Middleton’s share was 33%.

The total tobacco manufacturers’ profit pool increased by approximately 2% to an estimated $11.6 billion, and Altria’s share of this profit pool increased from 47% to 55%, due primarily to strong cigarette segment income growth and the acquisition of USSTC in January 2009.

A significant number of adult tobacco consumers now switch between categories and use different kinds of tobacco products. As a result of these changing preferences, Altria’s tobacco operating companies believe there are now several different groups of tobacco consumers. Each of these groups is seeking different characteristics in their tobacco products.

•	The first group is adult smokers of cigarettes and cigars. They want to enjoy tobacco products by smoking and are primarily looking for innovative smokable tobacco products.

•	The second group is adult tobacco smokers looking for smokeless tobacco product alternatives who have rejected traditional moist smokeless tobacco (MST) products. The product opportunity for them is spit-less products, either a variant of the snus form available on the market today, or other future products.

•	The third group uses both smokable products and traditional MST products. They prefer easier to manage MST products such as long cut and pouch products when they do not wish to smoke.

•	The final group is traditional dippers. They prefer the experience of traditional MST products, which deliver long-lasting tobacco flavor and quality.

The number of adult tobacco consumers exploring alternatives to cigarettes and traditional MST products has grown. One new business opportunity for us is filling the increasing demand for smokeless products among adult smokers who do not find current MST products satisfactory, while continuing to appeal to traditional adult smokers and dippers.

Altria’s tobacco operating companies are positioning their brands to capitalize on these opportunities.

Marlboro is the cigarette that men smoke for flavor. It has built its strong brand equity on this foundation, and as adult cigarette smoking preferences have evolved, so too have the offerings of the brand. Innovative line extensions in underserved segments such as full-flavor menthol have contributed to the brand’s growth. The launch of Marlboro Blend No. 54 last year helped Marlboro Menthol grow 0.5 share points to 5.7% in 2009.

Marlboro’s growth is also enhanced by strengthening the core of its franchise in the non-menthol business. Earlier this year Marlboro launched two “Special Blend” products for this important segment, and they are off to a strong start.

Given Marlboro’s leadership position in the cigarette category, and its equity foundation built upon flavor, we believe that the brand is well positioned to appeal to adult smokers who have rejected traditional MST products, but are looking for discreet and flavorful tobacco alternatives.

The brand plans to expand Marlboro Snus nationally as an alternative product for these consumers. Marlboro Snus is designed especially for adult smokers with product features and packaging that appeals to them.

Copenhagen is recognized as an iconic brand among traditional adult dippers. The brand delivers on core MST product attributes such as quality and flavor, and its superior brand equity is strong among all adult MST consumer groups, particularly among 30 to 49 year old males. The opportunity for Copenhagen among these traditional adult dippers is to offer products that meet their flavor and quality expectations, while evolving with adult consumer dipping preferences.

The launch of Copenhagen Long Cut Wintergreen in the fourth quarter of 2009 was a first step in this evolution. The long cut wintergreen segment represented 29% of MST volume in 2009, and Copenhagen Long Cut Wintergreen is the brand’s first wintergreen offering. It is off to a strong start.

Copenhagen plans to build on Copenhagen Long Cut Wintergreen’s success by launching additional products. For example, Copenhagen intends to launch Long Cut Straight into a segment which represents 11% of smokeless volume. Copenhagen Long Cut Wintergreen and Long Cut Straight expand the brand into the 40% of the smokeless business where it historically had minimal share. Copenhagen also plans to continue strengthening its leadership position in the core natural segment with the launch of Extra Long Cut Natural, which delivers authentic Copenhagen flavor in its longest natural cut ever.

Copenhagen’s strong brand equity will be supported with a new campaign that invites all adult dippers to connect with the brand. The campaign to “Choose Copenhagen” will reinforce product leadership while leveraging the core values that are shared by the Copenhagen brand and adult dippers. This campaign will connect Copenhagen adult dippers and competitive adult MST consumers in a community that shares, works and celebrates together. USSTC intends to support this new equity campaign with direct mail, retail signage, the “Choose Copenhagen” website, and other equity building one-to-one programs.

Skoal has a comprehensive plan of brand building equity activities and innovative new product offerings to build its position as a contemporary smokeless tobacco brand. Skoal’s equity campaign aims to keep the brand established as the quality choice in the smokeless category, and better than competitive offerings. Skoal starts with building the broadest and best product portfolio of offerings delivered at a fair price. The campaign then invites adult smokeless tobacco consumers to “Skoal-up” to the quality and brand they really want.

Given its history of smokeless product innovation, we believe that Skoal is uniquely positioned to capitalize on the growth in the number of adults seeking smokeless tobacco alternatives.

The pouch segment, for example, has been growing quickly over the past few years as adult tobacco consumers seek discreet and manageable ways to consume tobacco products. Skoal has the largest share in the pouch segment and has a number of initiatives planned to build on this position. In the fourth quarter of 2009, USSTC launched a new “Slim Can,” which offers pouches in an easier to manage package at a compelling value proposition. Skoal also plans to introduce and reformulate other products and packaging designs to make them more appealing as adult tobacco consumer preferences evolve.

Black & Mild has continued to grow its retail share of the machine-made large cigar category with its strong brand equity and the introduction of new products. In 2009, the brand introduced a new equity campaign, “Enjoy Black & Mild” which it supported with improved retail merchandising, direct mail and the development of other one-to-one marketing tools. New products such as Black & Mild Wood Tip and Wood Tip Wine also contributed to the brand’s strong 2009 performance.

Adult machine-made large cigar consumers like to try different product formats and blends. Last year in the southeast Black & Mild entered the untipped cigarillo segment, which represents 44% of machine-made large cigar volume, with Black & Mild Cigarillo. This product is off to a good start and will continue to geographically expand in 2010.

Our four core brands have significant strength and share in their respective categories, with strong underlying adult demographics that position them for future growth:

•

Marlboro’s share among 21-29 and 30-39 year old smokers is significantly higher than its overall share, and much larger than the share of the next three largest brands combined. It is also by far the leading brand in every adult age cohort;

•	Black & Mild’s share is the largest among 21 to 29 year old cigar consumers, and well above its overall share;

•	Skoal’s share among 21-29 year old MST consumers exceeds that of every other MST brand, and is higher than its overall share; and finally,

•	Copenhagen’s share among 30 to 49 year old dippers has been its strength, as adult dippers seek more tobacco flavor and quality than they derive from other brands they have been using.

Last night, I hope that you were able to join us for dinner and taste many of the fine wines offered by Ste. Michelle, which is one of the fastest growing top-ten premium wine producers in the U.S. We are honored that Ted Baseler, President and CEO of Ste. Michelle, was named 2009 wine Man of the Year by Wine Enthusiast Magazine. His leadership and vision have been critical in building a strong portfolio of well-regarded wines. In addition, Wine Spectator magazine named the Columbia Crest 2005 Reserve Cabernet Sauvignon as the editors’ pick and number one wine in the world for 2009.

Ste. Michelle plans to remain focused on its very successful “String of Pearls” strategy to continue building its position in the wine business. Ste. Michelle executes this strategy by developing or acquiring unique wine assets or distribution rights with legacies of leadership and growth in key wine segments. Over the past several years, the company has added Stag’s Leap Wine Cellars, Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate to the

portfolio of wines it either owns or represents. These additions, in conjunction with the strength of the other brands in its portfolio, have enabled the company to grow its earnings.

We believe that Altria and its operating companies have a strong foundation for future growth. The four strong brands of our tobacco operating companies – Marlboro, Copenhagen, Skoal and Black & Mild – are well-positioned with appropriately managed value equations, strong brand equities, and ample opportunities for growth. Our wine business has a terrific portfolio of products, excellent management, and substantial upside growth potential.

Before I introduce Dave Beran, let me make a few comments on the litigation environment.

In 2009, we continued to achieve substantial success in managing litigation. We have seen a continuation of a downward trend in individual cases, with the exception of the Florida Engle progeny cases. In 2009, only six new individual smoking and health cases were served on PM USA in the country, while seventeen such cases were dismissed. PM USA has not tried an individual smoking and health case other than Engle progeny trials and retrials in 48 months.

Relative to “Lights” class action litigation, only three statewide “Lights” class action cases have been certified. Of these, one case, Curtis in Minnesota, has already been dismissed on its merits and is on appeal. We have strong defenses to the remaining two cases as well, which are not expected to go to trial until 2011 at the earliest. In federal court, “Lights” cases were consolidated in a single federal district court in Maine for pretrial proceedings, including the determination of class certification. We have achieved substantial success on the class certification issue, prevailing in the last six class certification contests. Most recently, in the Schwab case, the Second Circuit reversed the certification of a “Lights” class based on the same federal rules that will apply to the consolidated proceeding.

Regarding the Engle progeny cases, PM USA has strong factual and legal defenses to these suits. Last month the Eleventh Circuit federal appeals court heard an appeal relating to whether plaintiffs’ theories in these suits violate Florida law and due process. In state court, although the overwhelming majority of cases are inactive, PM USA has tried a number of suits with varying results and will try additional suits this year. PM USA will appeal any loss and raise the same strong state-law and constitutional issues heard by the Eleventh Circuit. A bond cap applies to the state suits, limiting any bond PM USA would have to post pending appeal of any single case or the Engle progeny cases collectively.

In short, we have successfully managed the litigation, notwithstanding significant challenges. We have vigorously defended these claims for decades and intend to continue doing so.

I would now like to introduce Dave Beran, Altria’s Executive Vice President and Chief Financial Officer, who will discuss our financial strategies to continue delivering strong shareholder returns.

Remark by Mr. Beran

Thank you, Mike.

Altria has four strategies to deliver long-term value to our shareholders.

•	Mike just outlined the first, which is growing income by investing in the four strong brands of our tobacco operating companies;

•	Our second strategy focuses on returning a large amount of cash to shareholders through dividends;

•	The third strategy is preserving a strong balance sheet; and

•	The final strategy is reducing our overall interest expense.

Altria is committed to returning a large amount of cash to shareholders in the form of dividends, which have grown over time. Last year Altria paid out $2.7 billion in cash dividends to its shareholders, which represented 6.6% of its market capitalization as of December 31, 2009. This dividend cash return ratio is the highest among CPG companies with a market capitalization above $10 billion.

Last month, Altria announced that it has changed its dividend payout ratio target from approximately 75% to 80% of adjusted diluted earnings per share beginning with its next declared dividend. This new payout ratio target is the highest among comparable CPG companies, and reflects Altria’s underlying financial strength. In addition, based on its year-end 2009 stock price, Altria’s dividend yield of 6.9% is the highest among CPG companies, and the sixth highest among all companies in the S&P 500.

While the payout ratio and yield themselves make Altria a compelling investment proposition, we believe no other company that offers these important metrics also offers Altria’s prospects for earnings and dividend growth. Altria has a consistent history of growing its dividend, having increased it forty-two times in the last forty years.

Last year, the company increased its dividend by 6.3% to an annualized rate of $1.36 per share, and since the PMI spin-off the dividend has grown by 17.2%. This growth rate is among the highest of any CPG company, and better than any company that currently offers our yield and stated payout ratio target. While past dividend growth rates are not predictive of future ones, and all future dividend payments are subject to our Board’s discretion, Altria expects to continue increasing its dividends in-line with its adjusted earnings per share growth.

Earnings per share growth over the past several years has been aided by Altria and its operating companies’ excellent progress against its $1.5 billion five year cost reduction program off of the company’s 2006 base. Last year there were numerous important initiatives completed against these cost reduction efforts, which included ceasing cigarette production at PM USA’s Cabarrus, North Carolina facility, integrating UST, and reshaping Altria’s corporate structure to improve efficiencies. These efforts resulted in $398 million in cost savings in 2009, and headcount reductions of 27%. Our successful execution of the program, which has delivered over $1.0 billion in cost savings to date, gives us confidence that we will complete the program in 2011 and realize the additional savings of $462 million.

The cost reduction program has added value for shareholders by increasing earnings, improving efficiencies and allowing resources to be deployed in brand building initiatives, all of which strengthens the financial profile of the company and enhances our ability to sustain and grow earnings over time. In addition, Altria’s service companies and PM USA have been appropriately sized for the post-FET increase operating environment.

Although the current cost management program is not yet complete, we have already begun laying the ground work for cost containment beyond 2011. We anticipate that these efforts will focus primarily on two areas:

•	The first is to continue reducing cigarette related infrastructure ahead of volume declines; and,

•	The second is to redesign business processes so that they can absorb future growth in the smokeless tobacco and machine-made large cigar businesses, rather than by only adding infrastructure.

Successful execution of these two ongoing cost management strategies should enhance Altria’s ability to continue growing profits.

Now that the integration of UST and Middleton are substantially complete, Altria’s operating companies offer adult consumers many types of products, competing in many different categories and segments. Altria’s tobacco operating companies have leading positions in all the major tobacco categories, and we consistently benchmark our financial performance against our principal tobacco competitors, where we compare quite favorably. Because none of these competitors has the scale and scope of Altria’s business model, we also compare ourselves against other large CPG companies with similar scale and scope.

After excluding our contractual, regulatory and excise tax payments to governmental entities, Altria’s financial profile is very favorable compared to other large CPG companies with revenues greater than $10 billion in the S&P Food, Beverage and Tobacco Index. Based on publicly available financial data:

•	Altria’s net revenues per employee are the second highest;

•	Altria’s cost of goods sold as a percentage of net revenues is the lowest;

•

Altria’s selling, general & administrative (SG&A) expenses as a percentage of net revenues are in-line with the companies we benchmarked against, but as a percentage of earnings before interest, taxes, depreciation and amortization (EBITDA), Altria is the lowest; and finally,

•	Altria’s EBITDA as a percentage of net revenues is the highest.

Altria’s financial profile is further enhanced by maintaining a strong balance sheet, which is important to continue delivering sustainable and predictable earnings growth over time in order to grow the dividend.

A conservative and strong balance sheet protects the company’s investment grade credit rating, preserves access to the capital markets for short and long-term debt, and secures the cash flow generated by our operating companies.

Altria’s access to commercial paper for liquidity needs is backstopped with revolving credit facilities. Last November, Altria replaced its prior $3.4 billion credit facility, which was due to expire on April 15 of this year, with two new facilities totaling $3.0 billion. One facility for $2.4 billion has a three-year term, and the second is a $600 million facility expiring in November 2010. As you are aware, three-year capacity is difficult to obtain in today’s constrained credit markets, and we were pleased to achieve such a significant portion of our liquidity backstop with a three-year term.

Altria’s economic interest in SABMiller plc (SABMiller) remains an important component of the balance sheet. This economic interest significantly improves Altria’s financial profile by increasing the company’s earnings and cash flows, while providing a potential source of liquidity. Since 2003, SABMiller’s contribution to Altria’s income has grown from $296 million to $600 million at a compounded annual growth rate of 12.5%, and the market value of the interest has grown from $3.4 billion in July 2002 to $11.3 billion based on SABMiller’s closing stock price on February 12, 2010.

We regularly evaluate our interest in SABMiller with a view towards maximizing long-term shareholder value. At this point, we intend to maintain our position for the foreseeable future. Monetizing the SABMiller position would weaken Altria’s strong balance sheet and be dilutive to Altria’s earnings per share. Although the market value of Altria’s SABMiller position was $11.3 billion at the end of last week, our tax basis is well under $500 million. Sale proceeds would therefore be more than 35% less than the market value of the interest after factoring in the associated tax liability, as well as the potential overhang created in the SABMiller stock price due to the sale of our position. Furthermore, we would expect to preserve a significant portion of the after-tax sale proceeds as an asset on the balance sheet to maintain adequate strength and liquidity.

Given all of these considerations, we have concluded that retaining the SABMiller interest is the best course at this time as it significantly strengthens Altria’s financial profile and balance sheet. The strong balance sheet enables Altria to maximize cash returns to shareholders over time with the changed dividend payout ratio target, while still maintaining a conservative financial profile.

We expect to return the majority of the cash flow generated from operations to shareholders in the form of dividends. We expect that capital expenditures over the next several years across the Altria family of companies will remain modest, at under 2% of net revenues. Since Altria’s share repurchase program is suspended indefinitely, we expect to use excess cash above that needed for dividends and capital expenditures to reduce our interest expense.

Altria’s debt to EBITDA ratio at the end of 2009 was 1.9 to 1, well within our banks’ limitation of not more than 3.0 to 1. While this debt to EDITDA ratio is in-line with our peers, and supports Altria’s investment grade credit rating, we are focused on reducing interest expense. We anticipate that doing so would further strengthen the balance sheet, improve cash flow, and increase earnings per share and dividends through time.

Over the next four years, Altria has $3.4 billion in debt coming due, with annual interest of approximately $260 million currently being paid on this outstanding debt. Our decision to refinance or retire this debt depends upon the condition of the capital markets, interest rates, and Altria’s business needs and conditions.

Over the last two years, Altria has delivered adjusted earnings per share growth of 10% in 2008 and 6.1% in 2009 which, when combined, is within the 8% to 10% long-term annual adjusted earnings per share objective outlined at the time of the PMI spin. This objective was developed in a very different operating environment than today’s. Since March 2008, unemployment has increased dramatically from 5% to 10% and consumer confidence has fallen. Given the dramatically changed environment, we believe a more appropriate mid-term adjusted earnings per share growth objective for Altria is 7% to 9%, unless we observe significant changes in economic conditions. This revised objective reflects the realities of today’s economy, while still offering an attractive earnings and dividend growth prospect for our shareholders.

The business environment is likely to remain challenging in 2010 as adult consumers remain under economic pressure and face high unemployment. In addition, we remain cautious about the state excise tax environment and the competitive environment for our tobacco companies’ brands. Our 2010 earnings per share guidance reflects these uncertainties in what likely will be another challenging year.

Partially due to PM USA’s profitable FET-related pricing strategies last year, income growth comparisons are more challenging in the first and second quarters of 2010 than the back half. We therefore expect adjusted earnings per share growth to build in the second half of this year.

Altria forecasts that full-year 2010 adjusted diluted earnings per share will grow to a range of $1.85 to $1.89.

It has been almost two years since the PMI spin-off. Since then, Altria has continued to deliver superior returns to its shareholders by focusing on growing its substantial cash dividends for shareholders. We are pleased with the 2009 total return for our shareholders of 39.1%, which outpaced the S&P 500’s total return of 25.9%, and the S&P Food, Beverage and Tobacco Index’s total return of 21.6%. In addition, Altria’s total shareholder return last year exceeded the return of the ten largest domestic CPG companies as measured by market capitalization.

Delivering strong returns to shareholders over time remains a primary focus for Altria. 2009 marked the tenth consecutive year that the company’s total shareholder return exceeded the S&P 500’s. Over this time, Altria’s total return has exceeded the S&P 500’s total return by 177 percentage points, and the S&P 500 Index for Food, Beverage and Tobacco by 105 percentage points. We are very pleased to be one of only five companies out of the five hundred in the Index that have exceeded the S&P 500’s total return every year for the last ten years.

I will now turn it back over to Mike for closing remarks.

Remarks by Mr. Szymanczyk

We consider Altria to be a compelling investment when measured against other domestic CPG companies because it offers the unique combination of a high dividend yield with strong earnings growth prospects. We believe no other comparable peer offers the potential combination of an 80% dividend payout ratio target, a dividend yield above 6.5%, and the opportunity to grow earnings per share and the dividend by 7% to 9% per year over time.

The dividend and its growth prospects are supported by Altria’s solid business model. The tobacco space continues to grow profits, and Altria’s tobacco operating companies have leading positions in all the major tobacco categories, with ample opportunities for growth. The model is also relatively unaffected by the external pressures facing many other CPG companies such as currency issues, input costs, and private label brand competition from the trade. Relatively minimal exposure to these external pressures gives Altria’s earnings growth potentially more predictability than other CPG company investment alternatives.

The four premium brands of Altria’s tobacco operating companies, Marlboro, Copenhagen, Skoal and Black & Mild, continue to perform very well with strong brand equities that sustain premium pricing and margins. These brands are also continuing to innovate with new products and offerings as adult tobacco consumer preferences continue to evolve. These brands, as well as Ste. Michelle’s portfolio of wines, have performed very well in a difficult competitive and economic environment.

Despite the challenges of substantial tax increases and concurrent volume impacts, and the most difficult economic environment since the Great Depression, Altria still managed to grow its adjusted earnings per share by an average of 8% per year, and its dividend by 17.2%. And, we believe that we continue to remain well-positioned to deliver growth in earnings, dividends and solid returns to our shareholders in 2010 and beyond.

Thank you for the opportunity to speak with you.

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